EXHIBIT 23


                         Consent of Independent Auditors

We consent to the incorporation by reference in this Annual Report (Form 10-K) of Span-America Medical Systems, Inc. of our report dated October 24, 1996, included in the 1996 Annual Report to Shareholders of Span-America Medical Systems, Inc.

Our audit also included the financial statement schedule of Span-America Medical Systems, Inc. listed in Item 14(a). This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole presents fairly, in all material respects, the information set forth therein.

We also consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-32896) pertaining to the Span-America Medical Systems, Inc. 1987 Stock Option Plan and in the Registration Statement (Form S-8 No. 33-84374) pertaining to the Span-America Medical Systems, Inc. 1991 Stock Option Plan of our report dated October 24, 1996, with respect to the financial statements incorporated herein by reference, and our report included in the preceding paragraph with respect to the financial statement schedule included in this Annual Report (Form 10-K) of Span-America Medical Systems, Inc.



                                ERNST & YOUNG LLP


Greenville, South Carolina
December 18, 1996